UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 14, 2009
Date of Report (Date of earliest event reported)

CELLCYTE GENETICS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-52238	86-1127046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14205 SE 36th St. Suite 100, Bellevue, Washington	98006
(Address of principal executive offices)	(Zip Code)

(425) 519-3659
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On April 20, 2007 the Company entered into a 60 month lease for a combined lab and office facility in Bothell, Washington. The commencement date of this lease was February 1, 2008 and it ran through January 31, 2013. Monthly rent and utility costs over the course of the lease averaged approximately $47,000 per month.

Effective August 14, 2009, the Company entered into a lease termination agreement with its landlord which effectively terminated the lease as of May 31, 2009, with no obligations for future rent. The Company executed a promissory note in the amount of $275,000 and agreed to vacate the facility and leave certain of its furniture behind in full settlement of all amounts owing, and after set-off of prepaid rent in the amount of $69,616, which is included in prepaid expenses on the Company’s balance sheet at June 30, 2009. The promissory note bears interest at the annual rate of 12%, requires a payment of $25,000 prior to December 1, 2009, and has monthly payments of $5,000 commencing January 1, 2010. The initial $25,000 payment is personally guaranteed by two of the Company’s directors, and the note is further collateralized by all of the remaining assets of the Company.

After accounting for the effects of this Agreement, the Company expects to record a net gain of approximately $54,000 in its third fiscal quarter of 2009 related to the reduction of the outstanding liability to its landlord.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLCYTE GENETICS CORPORATION
Date: August 28, 2009.	_______________________________________ Name: John M. Fluke Title: Interim Principal Executive Officer